Footnotes to Form 4

(1)
The shares of Common Stock were sold in connection with an underwritten public offering of the Common Stock of the Issuer pursuant to the prospectus supplement dated November 5, 2025, and accompanying registration statement on Form S-3 (File No. 333-267793). The shares were sold at a price per share equal to the public offering price, net of underwriting discounts and commissions.

(2)
Represents securities sold directly by Cypress Investor Holdings, L.P. (“Cypress Investor”). Cypress Investment GP, LLC (“Cypress GP”) is the general partner of Cypress Investor. Advent International, L.P. (“Advent”) is the managing member of Cypress GP. Advent International GP, LLC (“Advent GP LLC”) is the general partner of Advent.

(3)
Represents securities sold directly by Advent International GPE VIII-C Limited Partnership (“Advent International VIII-C”). GPE VIII GP S.a.r.l (“Advent GP Luxembourg”) is the general partner of Advent International VIII-C. Advent International GPE VIII, LLC (“Advent VIII GP”) is the manager of Advent GP Luxembourg. Advent is the manager of Advent VIII GP.

(4)
Represents securities sold directly by GPE VIII CCC Co-Investment (Delaware) Limited Partnership (“GPE VIII CCC Co-Investment”). GPE VIII GP Limited Partnership (“Advent GP Cayman”) is the general partner of GPE VIII CCC Co-Investment. Advent VIII GP is the general partner of Advent GP Cayman.